STOCK PURCHASE AGREEMENT

Dated as of June 22, 2016

This Stock Purchase Agreement (this “Agreement”), dated as of the date first set forth above, is entered into by and between Tarek Kirschen (“Seller”), South Centre, Inc. (“Purchaser”), and Carolco Pictures, Inc., a Florida corporation (together with its subsidiaries, the “Company”).

RECITALS

WHEREAS, following the date hereof, the Company shall issue to Seller 5,000,000 shares of Series A Preferred Stock, par value $0.0001 per share, of the Company having the terms and conditions as set forth in the Certificate of Designation for the Series A Preferred Stock as attached hereto as Exhibit A-1 (the “Shares”); and

WHEREAS, Pursuant to the terms and conditions of this Agreement, Seller desires to sell, and Purchaser desires to purchase, all of the Seller’s rights, title, and interest in and to the Shares.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions. The following terms used herein shall have the following meanings for all purposes of this Agreement.

1.1.	“Affiliate” means, as to any Person, (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, manager, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise.

1.2.	“Business Day” shall mean any day on which banks are generally open for business in Florida.

1.3.	“Capital Stock” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; and (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests.

1.4.	“Indebtedness” means, of any Person, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) payment obligations due and owing under any interest rate, currency or other hedging agreement, (e) obligations under any performance bond or letter of credit, (f) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (e) above, and (g) for clauses (a) through (f) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayment of such Indebtedness on the Closing Date.

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1.5.	“Legal Requirements” means any law, ordinance, order, rule or regulation of any governmental authority which pertains to the parties hereto.

1.6.	“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or governmental authority.

1.7.	“Tax” or “Taxes” shall mean all federal, state, county, local, foreign, and other taxes (including, without limitation, income taxes; premium taxes; business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and any penalties.

1.8.	“Tax Return” shall mean any return (including any information return or amended return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection, or payment of any Tax.

2. Issuance. As soon as reasonably practicable following the date hereof, the Company shall undertake such actions as required to issue the Shares to Seller. The Shares shall be issued to Seller in exchange for payment of $0.0001 per Share (an aggregate of $500.00) and, when issued, shall be duly authorized, validly issued, fully paid and non-assessable.

3. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall accept and purchase, the Shares and any and all rights in the Shares to which Seller is entitled as of the Closing (as defined below), and by doing so Seller shall be deemed to have assigned all of Seller’s right, title and interest in and to the Shares to Purchaser. Such sale of the Shares shall be evidenced by stock certificate(s), duly endorsed in blank or accompanied by stock powers duly executed in blank or other instruments of transfer in form and substance reasonably satisfactory to Purchaser and the transfer agent of the Company.

4. Consideration. In consideration for the sale of the Shares by Seller to Purchaser, Purchaser shall pay to Seller the sum of $150,000 in cash (the “Purchase Price”).

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5. Closing. The purchase and sale of the Shares (the “Closing”) shall be held on the first Business Day following the satisfaction or waiver (as set forth in Section 8 and Section 9) of the conditions precedent set forth in Section 8 and Section 9) (the date of such Closing, the “Closing Date”), subject to the prior termination of this Agreement pursuant to Section 16.

6. Deliverables. At the Closing:

6.1.	Seller shall deliver to Purchaser’s legal counsel (“Counsel”), as directed by Purchaser:

6.1.1.	stock certificates evidencing the Shares (the “Certificates”), duly endorsed in blank or accompanied by stock powers duly executed in blank with medallion guarantee, or other instruments of transfer in form and substance reasonably satisfactory to Purchaser (the “Transfer Documents”);

6.1.2.	documentary evidence of the Seller’s purchase of and payment for the Shares (i.e. cancelled check, wire confirmation or bank statement) and evidence of due recordation in the Company’s share register of Purchaser’s full and unrestricted title to the Shares;

6.1.3.	copies of duly executed and filed documents of the Company and its Board of Directors and its shareholders sufficient, in Purchaser’s sole discretion, to evidence the valid authorization, issuance and delivery of all shares of capital stock of the Company, including the authorization, issuance and delivery of the Shares and the Series B Shares (as defined below) to Seller;

6.1.4.	an acknowledgement from Seller, or other documents as reasonably required by Purchaser, pursuant to which Seller and any of Seller’s Affiliates each surrenders any and all options held by Seller or any of such Affiliates for the acquisition of any Capital Stock of the Company (the “Options”) and all such Options shall be cancelled and be of no further force or effect;

6.1.5.	fully executed and effective resignations of (i) Leonard Lauren as a Director of the Company; (ii) Jacqueline Journey as an employee of the Company; and (iii) Seller as an employee of the Company (collectively, the “Resignations”);

6.1.6.	an executed release agreement from each of the Directors and officers of the Company, each in form and substance reasonably acceptable to Purchaser, releasing Purchaser and the Company from all liabilities related to the operations of the Company prior to the Closing (collectively, the “Releases”);

6.1.7.	an release agreement executed by each of the Company, Seller and their respective Affiliates, in form and substance reasonably acceptable to Purchaser and Alexander Bafer (“Bafer”), releasing Bafer from all liabilities related to any claims any of the Company, Seller or their respective Affiliates may have against Bafer;

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6.1.8.	an executed copy of the Release and Issuance Agreement between the Company, Purchaser and Kirschen in the form as attached hereto as Exhibit C (the “Release and Issuance Agreement”);

6.1.9.	a copy of Seller’s driver’s license and passport; and

6.1.10.	such other documents as may be required under applicable law or reasonably requested by Purchaser to effect and evidence the consummation of the transactions contemplated herein.

6.2.	Subject to satisfaction of the matters in Section 7, Purchaser shall deliver to Seller:

6.2.1.	the Purchase Price by wire transfer or other means of immediately available funds;

6.2.2.	countersigned copies of the documents referenced in Section 6.1 which require the signature of Purchaser or the Company; and

6.2.3.	such other documents as may be required under applicable law or reasonably requested by Seller or the Company to effect and evidence the consummation of the transactions contemplated herein.

7. Additional Actions and Conditions for Closing.

7.1.	Immediately following receipt of the Certificates and Transfer Documents by Counsel, Counsel shall deliver the Certificates and the Transfer Documents to the Company’s transfer agent (the “Transfer Agent”).

7.2.	Upon Counsel’s confirmation of (i) the receipt of such items by the Transfer Agent; (ii) that no further documentation is required to transfer the Shares to the Purchaser; (iii) confirmation from the Transfer Agent that there have been no changes in the Company’s capitalization as represented to the Purchaser by the Company as of the date of this Agreement; and (iv) confirmation of the ownership of the Shares by Seller; Counsel shall notify Purchaser and Purchaser shall deliver to the Seller the Purchase Price by wire transfer of immediately available funds to the Seller account as identified by Seller on the Closing Date. Seller hereby authorizes the Purchaser to deduct from the Purchase Price any bank wire fee incurred and actually paid by Purchaser in connection with the payment of the Purchase Price.

8. Purchaser’s Conditions to Closing. The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, and the continued satisfaction or validity of such conditions on the Closing Date, of all of the following conditions, any one or more of which may be waived by Purchaser.

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8.1.	Seller shall have delivered to Counsel the items and documents as required by Section 6.1.

8.2.	Each of the representations and warranties of Seller and the Company contained in Section 10 shall be true and correct in all respects, at and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date).

8.3.	The Seller and the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement and by any of the documents referenced in Section 6.1, in each case to be performed and complied with by the Seller or the Company prior to or on the Closing Date.

8.4.	On the Closing Date, there shall exist no injunction or other order issued by any governmental authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

8.5.	The Company shall have duly prepared and filed all Tax returns of the Company for 2015, and each shall have been provided to Purchaser.

9. Seller’s and the Company’s Conditions to Closing. The obligations of Seller and the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, and the continued satisfaction or validity of such conditions on the Closing Date, of all of the following conditions, any one or more of which may be waived by Purchaser.

9.1.	Purchaser shall have delivered to Counsel the items and documents as required by Section 6.2.

9.2.	The Company shall have issued to Seller (i) the Shares and (ii) effective as of the Closing, 5,000,000 shares of newly designated Series B preferred stock of the Company with the terms and conditions as set forth in the Certificate of Designation as attached hereto as Exhibit A-2 (the “Series B Shares”), pursuant to the Release and Issuance Agreement.

9.3.	Each of the representations and warranties of the Purchaser contained in Section 11 shall be true and correct in all respects, at and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date).

9.4.	Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement and by any of the documents referenced in Section 6.1, to be performed and complied with by Purchaser prior to or on the Closing Date.

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9.5.	On the Closing Date, there shall exist no injunction or other order issued by any governmental authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

10. Representations and Warranties of Seller and the Company. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller and the Company jointly and severally represent and warrant to Purchaser as follows:

10.1.	Organization and Standing. The Company is corporation organized, validly existing, and in good standing under the laws of the State of Florida, and the Company has all requisite power and authority to own its properties and conduct its business as it is now being conducted. The nature of the business and the character of the properties the Company owns or leases do not make licensing or qualification of the Company as a foreign entity necessary under the laws of any other jurisdiction, except to the extent the Company is licensed and qualified as of the date hereof.

10.2.	Authority. Seller has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof. The Company has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms hereof.

10.3.	Capitalization. The authorized Capital Stock of the Company is as set forth on Exhibit B. Other than as set forth on Exhibit B, no other party has any claim or interest to any equity of the Company. There are no options, calls, subscriptions, warrants, agreements, or other securities or rights outstanding for the purchase or other acquisition of the Company’s equity interests; that are convertible into, exercisable for, or relate to the Company’s equity interests; or that have any voting rights. The Company has no outstanding contractual obligations to repurchase, redeem, or otherwise acquire any outstanding equity interests of the Company. The Company and the Seller have waived all rights and provisions of the Company that would affect in any manner any of the transactions contemplated in this Agreement.

10.4.	Payables. All outstanding debts and amounts owed by the Company to any party are as set forth on Exhibit D (the “Outstanding Payables”). Other than the Outstanding Payables, there are no other debts or obligations of the Company.

10.5.	Ownership. As of the Closing, Seller shall be the sole record and beneficial owner of the Shares, have good and marketable title to the Shares, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and have full legal right and power to sell, transfer and deliver the Shares to Purchaser in accordance with this Agreement. “Encumbrances” means any pledges, liens, security interests, encumbrances, mortgages, adverse claims, charges, options, equity interests, proxies, voting agreements or trusts, leases, tenancies, easements, or other interests, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. At Closing, Purchaser will receive good and marketable title to the Shares, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations. There are no stockholders’ agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Shares.

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10.6.	Valid Issuance. As of the Closing, the Shares shall be duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights.

10.7.	No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which the Seller is a party or by which he is bound, or to which the Shares are or will be subject; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Seller or the Shares.

10.8.	No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Seller of any of the transactions on its part contemplated under this Agreement.

10.9.	No Other Interest. Other than the 35,000,000 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) owned by Seller, the Series B Shares, and the Shares to be issued to Seller hereunder following the date hereof, neither Seller nor any of Seller’s Affiliates has any interest, direct or indirect, in any shares of capital stock or other equity in the Company or has any other direct or indirect interest in any tangible or intangible property which the Company uses or has used in the business conducted by the Company, or has any direct or indirect outstanding indebtedness to or from the Company, or related, directly or indirectly, to its assets.

10.10.	No General Solicitation or Advertising. Neither the Seller nor any of its affiliates, nor any person acting on its or their behalf, (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) or general advertising with respect to any of the Shares; or (ii) has made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Shares under the Securities Act.

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10.11.	Full Disclosure. No representation or warranty of the Seller to the Purchaser in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Seller that has specific application to the Shares or the Company that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the Shares or the Company that has not been set forth in this Agreement.

10.12.	No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets or properties is pending or, to the knowledge of Seller, threatened. Neither the Company nor Seller has taken any action in contemplation of, or that would constitute the basis for, the institution of any insolvency proceedings.

10.13.	Financial Statements. The Company and the Seller have delivered to Buyer financial statements of the Company (the “Financial Statements”). The Financial Statements have been and will be prepared in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”), do and will fairly and accurately present, in all material respects, the financial position of the Company as of the dates indicated and the results of its operations as of the dates indicated and for the periods covered by the Financial Statements. Adequate provision has been and will be timely made in the Financial Statements for doubtful accounts or other receivables; sales are stated in the Financial Statements net of discounts, returns, and allowances; all Taxes due or paid are and will be timely reflected in the Financial Statements; and all Taxes not yet due and payable are and will be fully accrued or otherwise provided for in the Financial Statements. Any items of income or expense that are unusual or of a nonrecurring nature during the indicated periods or at any balance sheet dates are and will be separately disclosed in the Financial Statements. The Company’s books, records, and work papers are complete and correct, have been maintained on an accrual basis, in accordance with GAAP, and accurately reflect, and will accurately reflect, the basis for the financial condition and the results of the Company’s operations that are set forth in the Financial Statements.

10.14.	No Undisclosed Liabilities. Except as otherwise disclosed in the Financial Statements, the Company does not have any debts, liabilities, or obligations or any kind or character whatsoever, whether accrued, absolute, contingent, matured, not matured, known, unknown, or otherwise, and whether or not of a character as would be required to be reflected in a balance sheet of the Company prepared in accordance with GAAP.

10.15.	Tax Returns. The Company has filed on a timely basis (within any applicable extension periods) all Tax Returns it is required to file under any federal, state, local, or foreign law and have paid or established an adequate reserve with respect to all Taxes imposed on the Company for the periods covered by the returns. No claim has ever been made by a governmental authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Taxes imposed by that jurisdiction. No agreements have been made by or on behalf of the Company for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. The Company and its officers have received no notice of any pending or threatened audit by the Internal Revenue Service (the “IRS”) or any state, local, or foreign agency related to the Company’s Tax Returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against the Company. There are no federal, state, or local Tax Encumbrances outstanding against any of the Company’s assets. There are no Encumbrances related to Taxes outstanding against any of the Company’s assets. There are no outstanding powers of attorney issued by the Company regarding any matter relating to Taxes.

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10.16.	Payment of Taxes. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other person or entity. The Company has, in accordance with Treas Reg 1.6662-3(c), “adequately disclosed” on its Tax Returns all positions taken in the Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of IRC 6662, or, as applicable, the disclosure would meet the conditions of any provision analogous or similar to Treas Reg 1.6662-3(c) in any state, local, or foreign tax law to which it is asserted that Company is or could be subject. There are no Tax rulings or requests for rulings relating to the Company that could affect the Company’s Tax liability for any period (or portion of a period) after the Closing Date. Any adjustment of Tax of the Company made by a taxing authority in any examination that is required to be reported to another taxing authority has been reported, and any additional Taxes due regarding them have been paid.

10.17.	Taxpayer Identification. Seller has provided to Buyer its correct taxpayer identification numbers on executed IRS Forms W-9. Buyer is not required to withhold any Taxes on any payments under this Agreement including, without limitation, any withholding pursuant to IRC 3406 or Chapter 3 of the Internal Revenue Code of 1986, as amended. The Company and the Seller are each a United States person (as defined in IRC 7701(a)(30)).

10.18.	Employees. There is not now, nor has there been at any time since the Company’s formation, any strike, lockout, grievance, other labor dispute, or trouble of any nature pending or threatened against the Company or that in any manner affects the Company. The Company is and has been in compliance with all rules regulating employee wages and hours. On or before the Closing Date, Company shall have paid all its accrued obligations relating to employees (whether arising by operation of law, by contract, or by past service) or payments to trusts or other funds, to any governmental agency, or to any individual employee (or his or her legal representatives) with respect to unemployment compensation benefits, profit sharing, retirement benefits, or Social Security benefits. The Company has complied with all requirements of the U.S. Immigration and Nationality Act, as amended, including without limitation all employment verification and antidiscrimination provisions applicable to current and former employees of the Company. Other than the employees listed in Section 6.1.5, the Company has no other employees.

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11. Representations and Warranties of Purchaser. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to Seller as follows:

11.1.	Authority. Purchaser has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof.

11.2.	No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Purchaser of any of the transactions on its part contemplated under this Agreement.

11.3.	No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Purchaser is a party or by which he is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Purchaser.

11.4.	Potential Loss of Investment. Purchaser understands that an investment in the Shares is a speculative investment which involves a high degree of risk and the potential loss of his entire investment.

11.5.	No Advertising. At no time was the Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

11.6.	Investment Experience. The Purchaser (either by himself or with his advisors) is (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of his business and financial experience to protect his own interests in connection with the transactions described in this Agreement, and (iii) able to afford the entire loss of his investment in the Shares.

11.7.	Investment Purposes. The Purchaser is acquiring the Shares for Purchaser’s own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the amount of restricted Shares the Purchaser is acquiring herein. Further, the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Shares the Purchaser is acquiring.

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12. Covenants of the Company and Seller. Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except (i) as otherwise specified herein, (ii) pursuant to any applicable Legal Requirements or (iii) with the prior written consent of Purchaser, the Company and Seller will:

12.1.	Conduct the business of the Company only in the ordinary course of business and will use commercially reasonable efforts to maintain and preserve the property of the Company, and maintain the relations and goodwill with all Persons having business relationships with the Company; and

12.2.	Deliver to Purchaser copies of any written notice regarding a violation of any Legal Requirement by the Company and inform Purchaser of any oral notices known to the Company or Seller regarding the same.

13. Covenants of the Company. Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except (i) as otherwise specified herein, (ii) pursuant to any applicable Legal Requirements or (iii) with the prior written consent of Purchaser, the Company will not:

13.1.	Issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional Capital Stock of the Company, or securities convertible into or exchangeable for any such Capital Stock, or any rights, warrants or options to acquire any such Capital Stock or other convertible securities of the Company or (B) any other securities in respect of, in lieu of, or in substitution for Capital Stock of the Company outstanding on the date hereof;

13.2.	Redeem, purchase or otherwise acquire any outstanding Capital Stock of the Company;

13.3.	Declare or pay any dividend or making any other payment or distribution to its shareholders;

13.4.	Amend or restate any organizational document of the Company other than as reasonably required to satisfy the conditions precedent set forth herein, provided that any such amendment or restatement has been approved by Purchaser prior to its effectiveness;

13.5.	Incur any additional Indebtedness not in place as of the date hereof;

13.6.	Sell, dispose of, transfer, lease or encumber any of their interests in assets of the Company;

13.7.	Enter into, accelerate, amend in any material respect, or grant any material waiver or release under any contracts or agreements of the Company;

13.8.	Make any loans, advances or capital contributions;

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13.9.	Acquire any assets, business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner;

13.10.	Make any change in any method of accounting or auditing practice other than those required by GAAP or applicable law;

13.11.	Make or change any material Tax election, file any material amended Tax return (other than as contemplated by Section 8.5), change any accounting period or settle any material Tax claim relating to the Company, or extend any filing of any Tax return, or take any action not contemplated herein which would, or would reasonably be expected to, increase or accelerate any Tax liability of the Company following the Closing;

13.12.	Enter into any agreement with, any of its officers or directors or any Affiliate of any of its officers or directors;

13.13.	Form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business;

13.14.	Hire any employee, consultant or independent contractor or enter into an employee, consultant or independent contractor contract; or

13.15.	Agree in writing to take any of the foregoing actions.

14. Standstill.

14.1.	Agreement. Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except (i) as otherwise specified herein, (ii) pursuant to any applicable Legal Requirements or (iii) with the prior written consent of Purchaser, the Company and Seller will not directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Purchaser) relating to any transaction involving the sale, lease or any other permanent or temporary alienation of the Shares or any material portion of the assets or Capital Stock of the Company or any merger, consolidation, business combination, or similar transaction involving the Company.

14.2.	Limitation. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement (i) will give Purchaser, directly or indirectly, rights to control or direct the business or operations of the Company prior to the Closing or (ii) shall operate to prevent or restrict any act or omission by the Company the taking of which is required by Legal Requirements. Prior to the Closing, the Company will exercise, consistent with the terms and conditions of this Agreement, control of its business and operations.

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15. Access to Information; Etc.

15.1.	Access. During the period from the date hereof to the earlier of the Closing Date and the termination of the Agreement in accordance with the terms and conditions herein, the Company shall permit Purchaser and its representatives, counsel and agents reasonable access to its assets, offices, records and documents, at Purchaser’s cost and expense, for Purchaser’s review and inspection of same.

15.2.	Press Releases. No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld, conditioned or delayed.

15.3.	Filings. Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under laws applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated hereby and shall use its commercially reasonable efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and governmental authorities necessary to be obtained by it in order for it to consummate such transactions, and the costs related thereto which are required to be incurred for the satisfaction of the conditions precedent set forth herein shall be paid by Seller or the Company, and the costs related thereto following the Closing shall be paid by Purchaser.

15.4.	Coordination. The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in Section 15.3. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

16. Additional Covenants. Following the Closing, Seller agrees that Seller shall not make any efforts to gain control of the Company through the purchase of, or acquisition of any rights relating to, any of the capital stock of the Company, and shall not in fact obtain or exercise any such control.

17. Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

17.1.	by the mutual written consent of Purchaser, Seller and the Company;

17.2.	by Purchaser in the event that the Closing does not occur by 5:00 p.m. Eastern time on June 24, 2016 (the “Termination Date”), provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 17.2 if the failure of the Closing to occur by the Termination Date was caused by the breach of this Agreement by Purchaser;

17.3.	by Seller or the Company in the event that the Closing does not occur by 5:00 p.m. on the Termination Date, provided, however, that neither Seller nor the Company shall have the right to terminate this Agreement pursuant to this Section 17.3 if the failure of the Closing to occur by the Termination Date was caused by the breach of this Agreement by either Seller or the Company;

13

17.4.	by Purchaser, upon written notice to the Company and Seller, if (i) there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company or the Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Purchaser or cured by the Company or Seller, as applicable, within one (1) Business Day after receipt by the Company or Seller of written notice thereof from Purchaser or is not reasonably capable of being cured prior to the Termination Date;

17.5.	by Seller or the Company, upon written notice to Purchaser, if (i) there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company and Seller or cured by Purchaser within one (1) Business Day after receipt by Purchaser of written notice thereof from Company or the Seller, or is not reasonably capable of being cured prior to the Termination Date;

17.6.	subject to compliance with the provisions herein, by any party hereto if a court of competent jurisdiction or other governmental authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable.

18. Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 16, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any party hereto); provided, however, that nothing herein shall relieve any party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

19. Indemnification; Survival.

19.1.	Indemnification. Each party hereto shall jointly and severally indemnify and hold harmless the other parties and such other parties’ agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, Taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses” provided that in no event shall “Losses” include any consequential, indirect, incidental, punitive, multiple, special or other similar damages, including lost profits, lost revenues, business interruptions, or loss of business opportunity or reputation, other than any such damages awarded pursuant to a final, non-appealable determination of a court of competent jurisdiction and actually paid to any third party against an Indemnified Person, and no multiplier or similar concept shall be applied for purposes of calculating Losses) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or nonfulfillment of any of the representations and warranties of such party in this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, (b) any failure by such party to perform or comply with any agreement, covenant or obligation in this Agreement.

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19.2.	Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations.

20. Miscellaneous.

20.1.	Further Assurances. From the Date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms herein, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. Following the Closing, each party hereto shall use their commercially reasonable efforts to, and shall use their commercially reasonable efforts to cause their Affiliates, representatives, accountants, members, shareholders, officers, directors and employees to, take such actions and executed and deliver such documents as may reasonably be required or reasonably be requested by any other party hereto to effect the transactions contemplated herein.

20.2.	Notices. All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient, (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent, or (d) when sent via electronic mail, upon dispatch provided that a return receipt has been requested and received by the sender. Notifications to the parties shall be addressed as follows, provided that any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth:

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If to the Company

Carolco Pictures, Inc.

Attn: Chief Executive Officer

1395 Brickell Avenue,

Suite 800

Miami, FL 33131

If to Seller:

Tarek Kirschen

16850 Collins Ave #112

Sunny Isles Beach , FL 33160

Email: tk@carolcopictures.com

If to Purchaser:

South Centre, Inc.

Attn: David Cohen

1200 N. Federal Highway, Suite 200

Boca Raton, FL 33432

Email: dscohenfl@gmail.com

20.3.	Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law. Each of the parties agree to submit to the jurisdiction of the federal or state courts located in Palm Beach County, Florida in any actions or proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 20.2 and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

20.4.	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement. No knowledge of either party shall affect or modify any of the agreements, representations, warranties or covenants of any party hereto.

16

20.5.	Assignment. Each party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party’s prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

20.6.	Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

20.7.	Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

20.8.	Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

20.9.	Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

20.10.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures appear on following page]

17

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

Carolco Pictures, Inc.

By:	/s/ Tarek Kirschen
Name:	Tarek Kirschen
Title:	Chief Executive Officer

/s/ Tarek Kirschen
Tarek Kirschen

South Centre, Inc.

/s/ David Cohen
Name:	David Cohen
Title:	Chief Executive Officer

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Exhibit A-1

Certificate of Designation of Series A Preferred Stock

(Attached)

CERTIFICATE OF DESIGNATION

SERIES A PREFERRED STOCK

Of

Carolco Pictures, Inc.

Carolco Pictures, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “Act”), does hereby certify that pursuant to the provisions of Sections 607.0821, 607.0602 and 607.0603 of the Act, the Corporation hereby states as follows:

1.	The name of the corporation is Carolco Pictures, Inc.

2.	The Certificate of Designation of the Series A Preferred Stock of the Corporation was duly adopted by the Board of Directors of the Corporation, pursuant to its unanimous written consent, on June 20, 2016.

3.	The Certificate of Designation of the Series A Preferred Stock of the Corporation in as set forth below:

********

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

(a)	“Common Stock” means the Corporation’s common stock, par value $0.0001 per share.

(b)	“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

Section 2. Designation and Amount. The series of preferred stock shall be designated as Series A Preferred Stock (the “Series A Stock”) and the number of shares so designated shall be five million (5,000,000) shares (which shall not be subject to increase without the consent of all of the holders of the Series A Stock (each, a “Holder” and collectively, the “Holders”).

Section 3. Rights and Powers.

(a)	Economic Rights. The Series A Stock shall have no economic rights to receive any distributions or other assets of the Corporation.

(b)	Dividend Rights. The Series A Stock shall have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

(c)	Vote. The holders of shares of Series A Stock shall be entitled to vote on all matters requiring a shareholder vote of the Corporation and each shareholder of record of Series A Stock shall have one hundred (100) votes for each Series A Stock share outstanding in his, her or its name on the books of the Corporation relative to each Common Stock share.

Section 4. Miscellaneous.

(a)	Notices. Any and all notices or other communications or deliveries to be provided by the Holders shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation at the primary offices of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (Eastern time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (Eastern time) on any date and earlier than 11:59 p.m. (Eastern time) on such date, (iii) the second Business Day (as defined below) following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)	Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series A Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)	Lost or Mutilated Series A Stock Certificate. If a Holder’s Series A Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(d)	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the Series A Stock (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Florida (the “Florida Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding , any claim that it is not personally subject to the jurisdiction of any such court, or such Florida Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e)	Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

(f)	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(g)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a day on which banks are generally required or authorized to be open for business in the State of Florida (a “Business Day”), such payment shall be made on the next succeeding Business Day.

(h)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

********

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by the undersigned, thereunto duly authorized, this 22nd day of June, 2016.

Exhibit A-2

Certificate of Designation of Series B Preferred Stock

(Attached)

CERTIFICATE OF DESIGNATION

SERIES B PREFERRED STOCK

Of

Carolco Pictures, Inc.

Carolco Pictures, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “Act”), does hereby certify that pursuant to the provisions of Sections 607.0821, 607.0602 and 607.0603 of the Act, the Corporation hereby states as follows:

4.	The name of the corporation is Carolco Pictures, Inc.

5.	The Certificate of Designation of the Series B Preferred Stock of the Corporation was duly adopted by the Board of Directors of the Corporation, pursuant to its unanimous written consent, on June 20, 2016.

6.	The Certificate of Designation of the Series B Preferred Stock of the Corporation in as set forth below:

********

Section 5. Definitions. For the purposes hereof, the following terms shall have the following meanings:

(a)	“Common Stock” means the Corporation’s common stock, par value $0.0001 per share.

(b)	“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

Section 6. Designation and Amount. The series of preferred stock shall be designated as Series B Preferred Stock (the “Series B Stock”) and the number of shares so designated shall be one million (1,000,000) shares (which shall not be subject to increase without the consent of all of the holders of the Series B Stock (each, a “Holder” and collectively, the “Holders”).

Section 7. Rights and Powers.

(a)	Economic Rights. The Series B Stock shall have no economic rights to receive any distributions or other assets of the Corporation.

(b)	Dividend Rights. The Series B Stock shall have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

(c)	Vote. The holders of shares of Series B Stock shall be entitled to vote on all matters requiring a shareholder vote of the Corporation and each shareholder of record of Series B Stock shall have one (1) vote for each Series B Stock share outstanding in his, her or its name on the books of the Corporation relative to each Common Stock share.

(d)	Conversion. At the option of the Holder each share of Series B Stock shall be convertible into two (2) shares of Common Stock of the Company at the option of the holder. There shall be no adjustment to the conversion ratio set forth in the immediately preceding sentence in the event of a reverse stock split of the common stock, which each Holder acknowledges is expected to occur following Holder’s receipt of the Series B Stock, or for any other reason.

Section 8. Miscellaneous.

(a)	Notices. Any and all notices or other communications or deliveries to be provided by the Holders shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation at the primary offices of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (Eastern time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (Eastern time) on any date and earlier than 11:59 p.m. (Eastern time) on such date, (iii) the second Business Day (as defined below) following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)	Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series B Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)	Lost or Mutilated Series B Stock Certificate. If a Holder’s Series B Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(d)	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the Series B Stock (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Florida (the “Florida Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Florida Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e)	Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

(f)	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(g)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a day on which banks are generally required or authorized to be open for business in the State of Florida (a “Business Day”), such payment shall be made on the next succeeding Business Day.

(h)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

********

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by the undersigned, thereunto duly authorized, this 22nd day of June, 2016.

By:
Tarek Kirschen
Chief Executive Officer

Exhibit B

Capitalization of the Company

Common Stock:

●	350,000,000 shares of common stock, par value $0.0001 per share, authorized.

●	300,023,357 shares of common stock, par value $0.0001 per share, issued and outstanding.

Preferred Stock:

●	50,000,000 shares of blank-check preferred stock, par value $0.0001 per share authorized.

●	No shares of preferred stock issued or outstanding (other than pursuant to this Agreement).

Options to acquire any shares of stock of the Company: None

Warrants to acquire any shares of stock of the Company: None

Any other shares of stock of the Company which may be acquired or issued under any other agreement or understanding: None

Exhibit C

Release and Issuance Agreement

(Attached)

Release And Issuance Agreement

Dated as of June 22, 2016

(Tarek Kirschen)

This Release and Issuance Agreement (this “Agreement”) is entered into as of the date first set forth above by and between Tarek Kirschen (“Kirschen”), South Centre, Inc. (“Purchaser”), Alexander Bafer (“Bafer”) and Carolco Pictures, Inc., a Florida corporation (the “Company”). Kirschen, Purchaser, Bafer and the Company are sometimes collectively referred to herein as the “Parties” and each as a “Party.”

In consideration of the premises and the mutual promises and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Release by Kirschen. Kirschen and Kirschen’s affiliates, successors, assigns, heirs, executors, and representatives (collectively, the “Kirschen Parties”), do hereby release, acquit, satisfy, and forever discharge Purchaser, Bafer and the Company and each of their respective officers, directors, shareholders, agents, employees, successors, and assigns (collectively, “Company Parties”) from and against any and all claims, rights, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, and causes of action of any and every kind, nature, and character, known or unknown, including any and all claims for attorneys’ fees and costs, which the Kirschen Parties may now have, or may ever have, known or unknown, against the Company Parties, including those related to any form of unpaid or accrued compensation, remuneration or other fees, and those related to the Stock Matters (as defined below), and the current debt owed by the Company to Kirschen in the amount of $438,767.35 (the “Debt”) from the beginning of time to the date hereof (the “Released Claims”). This Agreement is intended to include all possible legal theories, including but not limited to, any tort; the violation of any express or implied contract whether written or oral, or any federal, state or local securities laws, statutes, regulations or executive orders, defamation, intentional infliction of emotional distress; injury to reputation; and pain and suffering. This release has been executed voluntarily. Kirschen has had the opportunity to obtain the advice of any attorney or a representative of Kirschen’s choice prior to executing this Agreement and has a full understanding of the terms of this release, which may not be changed except by a writing signed by both Indemnified Parties and Kirschen.

2.	Release by Bafer. Bafer and his affiliates, successors, assigns, heirs, executors, and representatives (collectively, the “Bafer Parties”), do hereby release, acquit, satisfy, and forever discharge the Kirschen Parties from and against any and all claims, rights, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, and causes of action of any and every kind, nature, and character, known or unknown, including any and all claims for attorneys’ fees and costs, which the Bafer Parties may now have, or may ever have, known or unknown, against the Kirschen Parties, including those related to any form of unpaid or accrued compensation, remuneration or other fees, and those related to the Stock Matters from the beginning of time to the date hereof (the “Bafer Released Claims”). This Release is intended to include all possible legal theories, including but not limited to, any tort; the violation of any express or implied contract whether written or oral, or any federal, state or local securities laws, statutes, regulations or executive orders, defamation, intentional infliction of emotional distress; injury to reputation; and pain and suffering. This release has been executed voluntarily. Bafer has had the opportunity to obtain the advice of any attorney or a representative of Bafer’s choice prior to executing this Release and has a full understanding of the terms of this release, which may not be changed except by a writing signed by all the Parties hereto.

3.	Preferred Stock. Kirschen acknowledges that the Company purported, in the past, to have issued shares of Series A Preferred Stock of the Company and/or shares of Series B Preferred Stock of the Company (together with any other class or designation of preferred stock of the Company, the “Preferred Stock”) to Kirschen, or Kirschen purposed to acquire and/or sell and transfer shares of Preferred Stock. Kirschen hereby acknowledges and agrees that no Preferred Stock has ever been validly authorized or issued, and that Kirschen does not have, and never has had any ownership of, or rights to, any shares of Preferred Stock. Kirschen acknowledges and agrees that the Released Claims shall include any and all claims, rights, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, and causes of action of any and every kind, nature, and character, known or unknown, including any and all claims for attorneys’ fees and costs which relate in any way to (i) any ownership or claimed ownership by Kirschen of any shares of Preferred Stock, and (ii) any failure of any Preferred Stock not to be validly authorized or issued, and (iii) any damages or costs or damages incurred by Kirschen related to any matters related to any Preferred Stock, whether or not validly authorized and issued (collectively, the “Stock Matters”).

4.	Covenant Not to File a Claim and Indemnification.

a.	The Kirschen Parties agree not to file for themselves or on behalf of any other party, any claim, charge, complaint, action, or cause of action against the Company Parties related to or arising from the Released Claims, and further agree to indemnify and save harmless the Company Parties from and against any and all losses, including, without limitation, the cost of defense and legal fees, occurring as a result of any claims, charges, complaints, actions, or causes of action made or brought by the Kirschen Parties against the Company Parties in violation of this Agreement. In the event that any Kirschen Party brings a suit against the Company Parties in violation of this covenant, the Kirschen Parties agree to pay any and all costs of Company Parties, including attorneys’ fees, incurred by Company Parties in challenging such action.

b.	The Bafer Parties agree not to file for themselves or on behalf of any other party, any claim, charge, complaint, action, or cause of action against the Kirschen Parties related to or arising from the Bafer Released Claims, and further agree to indemnify and save harmless the Kirschen Parties from and against any and all losses, including, without limitation, the cost of defense and legal fees, occurring as a result of any claims, charges, complaints, actions, or causes of action made or brought by the Bafer Parties against the Kirschen Parties in violation of this Release. In the event that any Bafer Party brings a suit against the Kirschen Parties in violation of this covenant, the Bafer Parties agree to pay any and all costs of Kirschen Parties, including attorneys’ fees, incurred by Releasor Parties in challenging such action.

5.	Payment in Shares. The releases given herein shall be effective upon the issuance to Kirschen by the Company of (i) 5,000,000 shares of Series A Preferred Stock of the Company in exchange for the payment by Kirschen of $500.00 to the Company, and (ii) 1,000,000 shares of Series B Preferred Stock of the Company (collectively, the “Shares”) to be issued in exchange for forgiveness of the Debt and the releases given herein.

6.	Settlement, Representations.

a.	This is a compromise and settlement of potential or actual disputed claims and is made for the purpose of avoiding the uncertainty, expense, and inconvenience of future litigation. Neither this Agreement nor the furnishing of any consideration concurrently with the execution hereof shall be deemed or construed at any time or for any purpose as an admission by any party of any liability or obligation of any kind. Any such liability or wrongdoing is expressly denied. The Parties hereto acknowledge that this Agreement was reached after good faith settlement negotiations and after each party had an opportunity to consult legal counsel. This Agreement extends to, and is for the benefit of, the Parties, their respective successors, assigns and agents and anyone claiming by, through or under the Parties hereto.

b.	Kirschen represents, warrants and agrees that the Debt constitutes all amounts owed by the Company to Kirschen and any of Kirschen’s Affiliates as of the date hereof, and that such Debt is being forgiven in exchange for the issuance to Kirschen of the Shares.

c.	Kirschen hereby represents and warrants to the Company as follows:

i.	Kirschen is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

ii.	Kirschen has been furnished with all documents and materials relating to the business, finances and operations of the Company and information that Kirschen requested and deemed material to making an informed investment decision regarding its purchase of the Shares. Kirschen has been afforded the opportunity to review such documents and materials and the information contained therein. Kirschen has been afforded the opportunity to ask questions of the Company and its management. Kirschen understands that such discussions, as well as any written information provided by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description, and the Company makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than the Company. Some of such information may include projections as to the future performance of the Company, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond the Company’s control. Additionally, Kirschen understands and represents that he is purchasing the Shares notwithstanding the fact that the Company may disclose in the future certain material information that the Kirschen has not received, including the financial results of the Company for their current fiscal quarters. Neither such inquiries nor any other due diligence investigations conducted by such Kirschen shall modify, amend or affect such Kirschen’s right to rely on the Company’s representations and warranties, if any, contained herein. Kirschen has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Shares. Kirschen has full power and authority to make the representations referred to herein, to purchase the Shares and to execute and deliver this Agreement.

iii.	Kirschen has read and understood, and is familiar with, this Agreement, the Shares and the business and financial affairs of the Company.

iv.	Kirschen, either personally, or together with his advisors, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, is able to bear the risks of an investment in the Shares and understands the risks of, and other considerations relating to, a purchase of a Share. Kirschen and his advisors have had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Shares. Kirschen’s financial condition is such that Kirschen is able to bear the risk of holding the Shares that Kirschen may acquire pursuant to this Agreement, for an indefinite period of time, and the risk of loss of Kirschen’s entire investment in the Company.

v.	Kirschen has investigated the acquisition of the Shares to the extent Kirschen deemed necessary or desirable and the Company has provided Kirschen with any reasonable assistance Kirschen has requested in connection therewith.

vi.	The Shares are being acquired for Kirschen’s own account for investment, with no intention by Kirschen to distribute or sell any portion thereof within the meaning of the Securities Act (other than the shares of Series A Preferred Stock which shall be sold to Purchaser pursuant to a stock purchase agreement dated as of the date hereof), and will not be transferred by Kirschen in violation of the Securities Act or the then applicable rules or regulations thereunder. No one other than Kirschen has any interest in or any right to acquire the Shares. Kirschen understands and acknowledges that the Company will have no obligation to recognize the ownership, beneficial or otherwise, of the Shares by anyone but Kirschen.

vii.	No representations or warranties have been made to Kirschen by the Company, or any representative of the Company, or any securities broker/dealer, other than as set forth in this Agreement.

viii.	Kirschen is aware that Kirschen’s rights to transfer the Shares is restricted by the Securities Act and applicable state securities laws, and Kirschen will not offer for sale, sell or otherwise transfer the Shares without registration under the Securities Act and qualification under the securities laws of all applicable states, unless such sale would be exempt therefrom.

ix.	Kirschen understands and agrees that the Shares he acquires have not been registered under the Securities Act or any state securities act in reliance on exemptions therefrom and that the Company has no obligation to register any of the Shares offered by the Company.

x.	Kirschen has had an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this investment and all such questions have been answered to the full satisfaction of the undersigned. Kirschen understands that no person other than the Company has been authorized to make any representation and if made, such representation may not be relied on unless it is made in writing and signed by the Company. The Company has not, however, rendered any investment advice to the undersigned with respect to the suitability.

xi.	Kirschen understands that the certificates or other instruments representing the securities included in the Shares, as well as the common stock issuable with respect thereto, shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such certificates):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO ANY EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND UNDER APPLICABLE STATE LAW, THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO THE SATISFACTION OF THE CORPORATION.

xii.	Kirschen also acknowledges and agrees that an investment in the Shares is highly speculative and involves a high degree of risk of loss of the entire investment in the Company, and there is no assurance that a public market for the will be available and that, as a result, Kirschen may not be able to liquidate Kirschen’s investment in the Shares should a need arise to do so.

xiii.	Kirschen is not dependent for liquidity on any of the amounts Kirschen is investing in the Shares.

xiv.	Kirschen has full power and authority to make the representations referred to herein, to purchase the Shares and to execute and deliver this Agreement.

xv.	Kirschen understands that the foregoing representations and warranties are to be relied upon by the Company as a basis for the exemptions from registration and qualification of the sale of the Shares under the federal and state securities laws and for other purposes.

7.	Miscellaneous.

a.	It is understood that this Agreement shall be governed by, construed and enforced in accordance with, and subject to, the laws of the State of Florida, without application of the conflicts of laws provisions thereof. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns and no others; provided, however, that no party may assign this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld. The Parties agree and acknowledge that the terms of and all information concerning this Agreement shall remain confidential and may be disclosed by the Parties only pursuant to a final binding court order or other required disclosure under laws applicable to the Parties.

b.	In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

c.	In this Agreement, unless the context otherwise requires; references to Sections are references to sections of this Agreement; references to any party to this Agreement shall include references to its respective successors and permitted assigns; the terms “hereof,” “herein,” “hereby,” and any derivative or similar words will refer to this entire Agreement; references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time.

d.	The division of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement. This Agreement sets forth therein set forth the entire agreement between the Parties hereto with respect to the subject matter hereof and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

e.	The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other person or entity other than the Company Parties.

f.	Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including telecopy) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, to the addresses of the Parties as set forth below.

g.	This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The execution and delivery of this Agreement may be perfected by the exchange of executed signature pages via facsimile or Adobe Portable Document Format followed by delivery of the original executed signature pages via overnight mail carrier thereafter.

[Signatures appear on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above-written.

Tarek Kirschen

Tarek Kirschen

Address for Notices:
16850 Collins Ave #112
Sunny Isles Beach , FL 33160

Carolco Pictures, Inc.

By:
Name:	Tarek Kirschen
Title:	Chief Executive Officer

Address for Notices:
1395 Brickell Avenue
Suite 800
Miami, FL 33131

South Centre, Inc.

Name:	David Cohen
Title:	Chief Executive Officer

Address for Notices:
1200 N. Federal Highway, Suite 200
Boca Raton, FL 33432

Alexander Bafer

Alexander Bafer

Address for Notices:

Exhibit D

Outstanding Amounts Owed by the Company

●	$438,767.35 owed to Tarek Kirschen

Vendor	Amount	Comments

Carolco Pictures, Inc.

Broadridge	$597.31
Day Pitney LLP	$7,008.39
Dennis W. Healey (18 hoursx $150)	$2,700.00
International Print Group	$10,427.22
Island Stock Transfer	$2,563.89
PR Newswire	$1,605.00
Payments due to Auctus Fund, LLC pursuant to Settlement and Release Agreement #2 dated May 13, 2016	$90,000.00
Windmill	$3,000.00	$1,800 inv + 4 months

	$117,901.81

High Five Entertainment
Trade Payables (see listing)	$18,384.88

Total Vendor Payables	$136,286.69